SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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MBNA Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MBNA CORPORATION

1100 North King Street
Wilmington, Delaware 19884

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

      The 2001 Annual Meeting of the Stockholders of MBNA Corporation will be held at the Corporation’s international headquarters located at 1100 North King Street, Wilmington, Delaware on April 30, 2001 at 11:00 a.m. Time for the following purposes:

1.	To elect nine directors to serve until the next annual meeting and until their successors are elected and qualify;

2.	To consider and act upon a proposal to approve a new Senior Executive Performance Plan;

3.	To act upon a stockholder proposal, opposed by the Board of Directors, which is described in the accompanying proxy statement; and

4.	To transact whatever other business may properly be brought before the meeting.

      Only holders of record of the Corporation’s common stock at the close of business on February 9, 2001 are entitled to notice of and to vote at the meeting.

      Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own stock beneficially through a bank, broker or otherwise, will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

John W. Scheflen Secretary

March 16, 2001

If you hold stock in your own name as a stockholder of record, please mark, sign, date, and return promptly the enclosed proxy in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy.

If your stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

MBNA CORPORATION

1100 North King Street
Wilmington, Delaware 19884

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by MBNA Corporation (the “Corporation”) of proxies to be voted at its Annual Meeting of Stockholders to be held at 11:00 a.m. on April 30, 2001, at the Corporation’s international headquarters located at 1100 North King Street, Wilmington, Delaware and at any adjournment thereof. This Proxy Statement was first mailed or given to holders of the Corporation’s common stock on March 16, 2001.

      Solicitation of proxies may be made by mail, personal interview, telephone, fax and electronic mail by directors, officers and employees of the Corporation. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of up to $5,000 plus reimbursement of expenses. Expenses for such solicitation will be borne by the Corporation. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in the common stock of the Corporation registered in names of nominees.

      Any proxy may be revoked by a stockholder at any time prior to its use by execution and delivery of another proxy bearing a later date, by written notice to the Secretary of the Corporation at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

      Only holders of record of the Corporation’s common stock at the close of business on February 9, 2001 are entitled to notice of and to vote at the meeting. On the record date the Corporation had 851,781,250 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting.

      A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. The election of directors requires a plurality of the votes cast at the meeting. The approval of the Senior Executive Performance Plan requires the affirmative vote of a majority of the votes cast at the meeting. The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast at the meeting.

      Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Corporation’s transfer agent. Shares held by stockholders present at the meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered to be votes cast on the matter, and thus will have no effect on the result of the vote.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as of February 9, 2001, with respect to beneficial ownership of shares of the Corporation’s common stock by each nominee for director, by each named executive officer, by all directors and executive officers as a group, and by each person known to the Corporation to own beneficially 5% or more of the common stock.

Management

		Percent of
Name	Number of Shares	Outstanding

Alfred Lerner(1)	108,125,902	13%
1100 North King Street Wilmington, Delaware 19884

James H. Berick, Esq.(2)	270,558	*

Charles M. Cawley(3)	4,038,962	*

Benjamin R. Civiletti, Esq.(4)	139,441	*

John R. Cochran, III(5)	5,049,081	*

Bruce L. Hammonds(6)	3,748,601	*

Bernadine P. Healy, M.D.(7)	36,512	*

William L. Jews(8)	11,000	*

M. Scot Kaufman(9)	3,613,285	*

Randolph D. Lerner, Esq.(10)	288,277	*

Stuart L. Markowitz, M.D.(11)	971,719	*

Michael Rosenthal, Ph.D.(12)	259,420	*

All directors and executive officers as a group(13)	140,857,429	16%
Investment Advisor(14)

Alliance Capital Management L.P. and affiliates(15)	70,255,874	8%
1290 Avenue of the Americas New York, New York 10104

* Less than 1% of the shares outstanding.

(1)	Includes 2,544,647 restricted shares of which 919,397 were issued in full payment of certain of Mr. Lerner’s prior years’ bonuses at his request. Also includes 9,393,750 shares subject to options exercisable within 60 days; does not include 375,000 shares subject to options exercisable at a later date.

(2)	Includes 250,308 shares subject to options exercisable within 60 days; does not include 53,099 shares owned by Mr. Berick’s wife and sons as to which Mr. Berick disclaims beneficial ownership.

(3)	Includes 1,000,000 restricted shares, 2,884,732 shares subject to options exercisable within 60 days and 54,422 shares with shared voting and investment power, which shares are held by a private foundation of which Mr. Cawley is a trustee and president; does not include 375,000 shares subject to options exercisable at a later date.

(4)	Includes 118,904 shares subject to options exercisable within 60 days.

(5)	Includes 961,563 restricted shares, 3,935,954 shares subject to options exercisable within 60 days; does not include 992,500 shares subject to options exercisable at later dates.

(6)	Includes 997,747 restricted shares and 2,579,379 shares subject to options exercisable within 60 days; does not include 992,500 shares subject to options exercisable at later dates.

(7)	Includes 4,350 shares owned by Dr. Healy’s daughters.

(8)	Includes 10,000 shares subject to options exercisable within 60 days.

(9)	Includes 787,462 restricted shares, 18,250 shares owned by Mr. Kaufman’s wife, 7,593 shares owned by his daughter, 7,593 shares owned by his son, 2,507,438 shares subject to options exercisable within 60 days and 18,250 shares with shared voting and investment power, which shares are held by a private foundation of which Mr. Kaufman is a trustee and president; does not include 805,625 shares subject to options exercisable at later dates.

(10)	Includes 212,340 shares subject to options exercisable within 60 days.

(11)	Includes 3,691 shares owned by Dr. Markowitz’ wife and 250,308 shares subject to options exercisable within 60 days.

(12)	Includes 250,308 shares subject to options exercisable within 60 days; does not include 13,668 shares owned by Dr. Rosenthal’s wife as to which Dr. Rosenthal disclaims beneficial ownership.

(13)	Reflects shares beneficially owned by the eleven current directors and officers named and by twelve other executive officers. Includes 9,501,314 restricted shares and 32,870,709 shares subject to options exercisable within 60 days; does not include 11,039,876 shares subject to options exercisable at later dates. Includes 80,264 shares with shared voting and investment power.

With respect to the restricted shares, the holder has sole voting power and no investment power. Unless otherwise indicated, all other shares are owned with sole voting and investment powers. No nominee for director or executive officer of the Corporation beneficially owns any shares of the Corporation’s preferred stock.

(14)	The beneficial owner in this category has provided a Schedule 13G to the Corporation in which it certified that it acquired the shares of the Corporation’s common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

(15)	According to their report on Schedule 13G, as of December 31, 2000, Alliance Capital Management L.P. (“Alliance”) and certain affiliates of Alliance (together with their parent corporations AXA Financial, Inc., formerly known as The Equitable Companies Incorporated, AXA, and certain AXA affiliates) were deemed to own in the aggregate 155,635,516 shares, or 18%, including 46,500 shares with respect to which they have the right to acquire beneficial ownership, of the Corporation’s common stock, primarily held for investment advisory clients. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. The table includes 70,255,874 shares which the reporting persons had sole power to vote. In addition, according to the Schedule 13G, the reporting persons had no power to vote 38,237,050 shares, shared power to vote 47,142,592 shares, sole power to dispose of 155,507,017 shares and shared power to dispose of 128,499 shares.

ELECTION OF DIRECTORS

      The Nominating Committee of the Board of Directors has proposed nine nominees for election as directors to serve for the coming year and until their successors are elected and qualify. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. The Nominating Committee does not intend to select another nominee if any current nominee should be unable to serve. All of the Corporation’s directors also serve as directors of MBNA America Bank, N.A. (the “Bank”), the Corporation’s principal subsidiary.

Name	Age	Position

Alfred Lerner	67	Chairman and Chief Executive Officer of the Corporation

Charles M. Cawley	60	President of the Corporation; Chairman and Chief Executive Officer of the Bank

James H. Berick, Esq.	67	Partner, Squire, Sanders & Dempsey L.L.P., attorneys

Benjamin R. Civiletti, Esq.	65	Chairman, Venable, Baetjer and Howard, LLP, attorneys

Bernadine P. Healy, M.D.	56	President and Chief Executive Officer, American Red Cross

William L. Jews	49	President and Chief Executive Officer, CareFirst BlueCross BlueShield; Chief Executive Officer, Blue Cross Blue Shield of Delaware

Randolph D. Lerner, Esq.	39	Partner, Securities Advisors, L.P., investments management

Stuart L. Markowitz, M.D.	53	Internist and Managing Partner, Drs. Markowitz, Rosenberg, Stein & Associates, physicians

Michael Rosenthal, Ph.D.	63	Professor of English, Columbia University

Mr. Alfred Lerner has been Chief Executive Officer of MBNA Corporation and Chairman of its Board of Directors since January 1991 and a director of the Bank since December 1991. He has more than 26 years of management experience in banking and finance. He has been Chairman of The Town and Country Trust since 1993 and was Chief Executive Officer from 1993 to 1997. He has been Chairman and owner of the Cleveland Browns since October 1998. A graduate of Columbia University and Vice Chairman of its Board of Trustees, Mr. Lerner is also President of the Cleveland Clinic Foundation and a member of its Board of Trustees. He is also a trustee of New York Presbyterian Hospital and Case Western Reserve University, and a member of the Board of Directors of the Marine Corps Law Enforcement Foundation.

Mr. Cawley has been President and a director of the Corporation and Chairman and Chief Executive Officer of the Bank since January 1991. He has more than 40 years of management experience in the financial services industry and was the senior member of the group that established the Bank in 1982. He has served as Chief Executive Officer of the Bank since 1990, and as President since 1985. He has been a director of the Bank since 1982. A graduate of Georgetown University and a member of its Board of Directors, Mr. Cawley also serves on the boards of the Eisenhower Exchange Fellowships, St. Benedict’s Preparatory School, the Marine Corps Law Enforcement Foundation, America’s Promise, the Owl’s Head Transportation Museum, the George Bush Presidential Library Foundation, the Metropolitan Wilmington Urban League, and the American Ireland Foundation. He is Chairman of the Board of the Grand Opera House in Wilmington, Delaware and is on the executive committee of the University of Delaware.

Mr. Berick has been a director of the Corporation since January 1991 and a director of the Bank since April 1991. Since January 2000 he has been a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman from July 1986 until January 2000. He was President and Treasurer of Realty ReFund Trust, a real estate investment trust, from 1990 through January 1998. He is a director of The Town and Country Trust.
Mr. Civiletti has been a director of the Corporation and the Bank since April 1993. He served as Managing Partner of Venable, Baetjer and Howard, LLP from 1987 to 1993 and Chairman since 1993. He was Attorney General of the United States from 1979 to 1981. He is a director of Bethlehem Steel Corporation, Wackenhut Corrections Corporation and The Wackenhut Corporation.
Dr. Healy is a new nominee for director of the Corporation. She has been the President and Chief Executive Officer of the American Red Cross since 1999. She was Director of the National Institutes of Health from 1991 to 1993. She was Professor of Medicine and Dean of Ohio State University College of Medicine from 1995 to 1999. She was Senior Policy Advisor of the Cleveland Clinic Foundation from 1994 to 1995. She served as director of National City Corporation from 1995 to 2001 and from 1989 to 1990. She serves as a director of Ashland Inc., Medtronic Inc. and Invacare Corporation. She also serves as a trustee of the Battelle Memorial Institute.
Mr. Jews was elected as a director of the Corporation and the Bank by the respective Boards in June 2000. He is the President and Chief Executive Officer of CareFirst BlueCross BlueShield and is Chief Executive Officer of Blue Cross Blue Shield of Delaware. He serves as a director of the National Blue Cross and Blue Shield Association, MuniMae, Inc., Choice Hotels International, Inc., Ecolab, Inc. and the Ryland Group. He is also a Governor of the Federal Reserve Board of Richmond and a member of the University of Maryland Baltimore County President’s Advisory Board and the Baltimore County Revenue Authority.
Mr. Randolph D. Lerner has been a director of the Corporation and the Bank since April 1993. He is a partner in Securities Advisors, L.P., the successor to R.D. Lerner Securities, Inc., which he has managed since September 1991. He is Chairman of the Board of Trustees of the New York Academy of Art, and a member of the Boards of Trustees of the Hospital for Special Surgery in New York City and the New York Legal Assistance Group. He is a member of the District of Columbia and New York Bar Associations and is Alfred Lerner’s son.

Dr. Markowitz has been a director of the Corporation and the Bank since April 1991. He is an internist and Managing Partner of Drs. Markowitz, Rosenberg, Stein & Associates, a private medical practice, and is Clinical Professor at Case Western Reserve University, College of Medicine, where he has taught since 1976. He is a member of the Medical Board and a volunteer physician for The Jewish Children’s Bureau in Cleveland.
Dr. Rosenthal has been a director of the Corporation and the Bank since April 1991. He has taught at Columbia University since 1964, served as Associate Dean responsible for academic administration from 1972 to 1989, served as Professor of English from 1989 to 2000 and has been Roberta and William Campbell Professor in the Humanities, an endowed chair, since 2000. He is a member of the Authors Guild.

      The Board of Directors has standing Audit, Compensation, Stock Option and Nominating Committees. Mr. Civiletti (Chairman), Mr. Jews and Drs. Markowitz and Rosenthal serve as the Audit Committee. Mr. Berick (Chairman), Messrs. Civiletti and Jews, and Drs. Markowitz and Rosenthal serve as the Compensation Committee. Mr. Jews and Drs. Markowitz and Rosenthal serve as the Stock Option Committee. Messrs. Berick, Civiletti and Jews and Drs. Markowitz and Rosenthal serve as the Nominating Committee. The Audit Committee assists the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities. The Compensation Committee approves the compensation of the Corporation’s senior executives and administers the Senior Executive Performance Plan. The Stock Option Committee administers the Corporation’s 1991 and 1997 Long Term Incentive Plans. The Nominating Committee nominates candidates for election to the Board of Directors and addresses matters concerning the size, structure, composition and functioning of the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders pursuant to the prior notice requirements as described under “Stockholder Proposals for 2002 Annual Meeting” on page 19 of this Proxy Statement.

      During 2000, the Board of Directors held nine meetings, the Audit Committee held five meetings, the Compensation Committee held one meeting and the Stock Option Committee held three meetings. The Nominating Committee was established in 2001. Each of the directors attended at least 75% of the board and applicable committee meetings held during 2000.

      The directors of the Corporation who are not officers of the Corporation each receive $50,000 annually for their services, and $1,500 for each meeting of the Board of Directors or committee attended. Mr. Jews received a prorated fee for his services since becoming a director in June 2000. Directors who are not officers of the Corporation may elect to defer their annual retainer and meeting fees pursuant to the Corporation’s deferred compensation plan.

      During 2000, each director who is not an officer received an option for 5,000 shares of the Corporation’s common stock pursuant to the Corporation’s 1997 Long Term Incentive Plan. Under the 1997 Plan, each director who is not an officer receives an option for 5,000 shares of common stock upon election to the Board and on January 2 of each year thereafter. The exercise price of the options is the fair market value of the common stock on the grant date. The options are exercisable immediately and have a term of ten years but expire sooner if the holder ceases to be a director.

      The election of directors requires a plurality of the votes cast at the meeting.

      The Board of Directors recommends a vote FOR each nominee for director.

AUDIT COMMITTEE REPORT

      The members of the Audit Committee are independent from management of the Corporation as required by the rules of the New York Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee, which is included as an Appendix to this Proxy Statement as required by the rules of the Securities and Exchange Commission. As set forth in the charter, the role of the Audit Committee is to assist the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board deems appropriate. The Committee also recommends to the Board the selection of independent auditors. The Committee’s role is limited to this oversight. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations, and the independent auditors are responsible for conducting proper audits and reviews of the Corporation’s financial statements.

      In performance of its oversight function, the Committee has reviewed and discussed the Corporation’s 2000 audited financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of the audit, including the auditors’ judgement about the quality of the accounting principles applied in the Corporation’s 2000 audited financial statements. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with the auditors the auditors’ independence.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

Benjamin R. Civiletti, Esq. William L. Jews Stuart L. Markowitz, M.D. Michael Rosenthal, Ph.D.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation paid or accrued to the Corporation’s Chairman and Chief Executive Officer and the four other most highly compensated executives of the Corporation for services to the Corporation in 1998, 1999 and 2000.

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation

						Awards

					Other		Number of
					Annual		Securities	All Other
					Compen-	Restricted	Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus		sation(1)(2)	Shares(3)	Options	sation(4)

Alfred Lerner	2000	$2,000,000	$4,000,000		$0	$10,900,000	800,000	$0
Chairman and Chief Executive Officer	1999	2,000,000	3,000,000		0	5,794,375	1,000,000	0
of the Corporation	1998	1,500,000	3,000,000	*	0	1,255,000	600,000	0
Charles M. Cawley	2000	2,000,000	4,000,000		336,093	10,900,000	800,000	373,349
President of the Corporation;	1999	2,000,000	3,000,000		235,437	5,794,375	1,000,000	373,143
Chairman and Chief Executive Officer	1998	1,500,000	3,000,000		344,122	1,255,000	600,000	352,703
of the Bank
John R. Cochran III	2000	1,500,000	3,000,000		17,528	5,450,000	500,000	178,411
Senior Executive Vice President of	1999	1,250,000	2,000,000		22,019	3,716,911	500,000	168,391
the Corporation; Executive Vice	1998	1,000,000	2,000,000		143,055	1,255,000	375,000	158,012
Chairman and Chief Marketing Officer of the Bank
Bruce L. Hammonds	2000	1,500,000	3,000,000		20,896	5,450,000	500,000	191,279
Senior Executive Vice President of	1999	1,250,000	2,000,000		11,522	3,716,911	500,000	181,245
the Corporation; Executive Vice	1998	1,000,000	2,000,000		153,847	1,255,000	375,000	170,847
Chairman and Chief Operating Officer of the Bank
M. Scot Kaufman	2000	1,477,000	3,000,000		235,787	5,259,250	400,000	195,504
Senior Executive Vice President and	1999	1,000,000	1,800,000		48,556	1,928,124	350,000	175,452
Chief Financial Officer of the	1998	900,000	1,800,000		180,790	1,255,000	300,000	170,134
Corporation; Executive Vice Chairman
of the Bank

*	Mr. Lerner’s bonus for 1998 was paid in restricted shares of the Corporation’s common stock, at his request. For Mr. Lerner, the “Bonus” column for 1998 includes the value (based on the market price on the date of issuance) of restricted shares issued to him.

(1)	For 2000, includes $213,071 for airplane use and $123,022 for a personal assistant for Mr. Cawley and $135,066 for airplane use for Mr. Kaufman. For 1999, includes $76,382 for airplane use and $159,055 for a personal assistant for Mr. Cawley. For 1998, includes $144,415 for personal assistants for Mr. Cawley.

(2)	For 1998, includes a one-time $120,000 payment (in cash or combination of cash and the value of an automobile transferred to the executive) to the named and certain other senior executive officers in connection with the termination of the Corporation’s automobile program for all senior officers. In prior years the Corporation provided an automobile for business and personal use for senior executive officers.

(3)	The number of restricted shares held at December 31, 2000 and the value of these shares calculated by multiplying the number of shares held by the closing price of the common stock on December 31, 2000, were: Mr. Lerner, 2,244,647 shares, $82,911,649; Mr. Cawley, 1,079,557 shares, $39,876,137; Mr. Cochran, 811,563 shares, $29,977,108; Mr. Hammonds, 847,747 shares, $31,313,655; and Mr. Kaufman, 637,462 shares, $23,546,253. Dividends are paid on restricted shares from the grant date.

(4)	Includes premiums paid by the Corporation in 2000 on term life insurance (Mr. Cawley, $19,780; Mr. Cochran, $7,310; Mr. Hammonds, $8,230; and Mr. Kaufman, $7,730); premiums paid by the Corporation in 2000 on split dollar life insurance policies, all of which will be repaid to the corporation not later than the death of the executive (Mr. Cawley, $277,196; Mr. Cochran, $112,797; Mr. Hammonds, $125,365; and Mr. Kaufman, $119,721); above-market earnings on deferred compensation in 2000 (Mr. Cawley, $3,173; Mr. Cochran, $5,104; Mr. Hammonds, $4,484; and Mr. Kaufman, $15,776); and contributions made by the Corporation in 2000 to its deferred compensation plan (Mr. Cawley, $73,200; Mr. Cochran, $53,200; Mr. Hammonds, $53,200; and Mr. Kaufman, $52,277). Mr. Lerner did not receive any of these benefits, at his request.

2000 Option Grants

      The following table sets forth information concerning stock option grants to the named executive officers made in 2000.

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price Per	Expiration	Grant Date
Name	Granted(1)	in 2000	Share	Date	Present Value(2)

Alfred Lerner	800,000	9.9%	$20.875	3/7/10	$6,312,000

Charles M. Cawley	800,000	9.9%	20.875	3/7/10	6,312,000

John R. Cochran III	500,000	6.2%	20.875	3/7/10	4,125,000

Bruce L. Hammonds	500,000	6.2%	20.875	3/7/10	4,125,000

M. Scot Kaufman	400,000	5.0%	20.875	3/7/10	3,300,000

(1)	The options granted to Messrs. Lerner and Cawley were exercisable upon grant. The options granted to the other named executives are exercisable in equal annual installments over a five-year period beginning on December 1, 2000 and sooner in the event of a change in control or retirement, death or disability.

(2)	Amounts reflect the estimated present value of the grant as of the grant date using the Black-Scholes option pricing model. The following assumptions were used: (1) average expected life of 5 years for the immediately exercisable options granted to Messrs. Lerner and Cawley and 5.5 years for the options granted to the other named executives; (2) expected volatility or fluctuation of the Corporation’s stock price of 34.9% each year calculated based on historical fluctuations; (3) expected dividend yield for the Corporation’s stock of 1.12% calculated based on historical yield; and (4) discount for present value based on an annual rate of return of 6.67% for the immediately exercisable options and 6.66% for the other options, which were the approximate rates, at the time of grant of the options, for zero coupon U.S. government securities with maturity equal to the expected lives of the options. This estimate of value has been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission. The actual value of the options will depend on the fair market value of the Corporation’s common stock on the dates the options are exercised. No realization of value is possible without an increase in the price of the Corporation’s common stock, which would benefit all stockholders.

Aggregated Option Exercises in 2000 and Option Values at December 31, 2000

      The following table sets forth information concerning stock options exercised by the named executive officers during 2000 and the values at year end 2000 of unexercised options held by these executive officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at 12/31/00		Options at 12/31/00(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred Lerner	0	$0	9,393,750	375,000	$246,606,642	$8,914,062

Charles M. Cawley	1,060,663	22,325,304	2,884,732	375,000	43,384,984	8,914,062

John R. Cochran III	294,752	7,458,007	3,935,954	992,500	108,856,325	16,791,719

Bruce L. Hammonds	482,158	11,893,482	2,777,510	992,500	70,957,376	16,791,719

M. Scot Kaufman	0	0	2,507,438	805,625	66,037,676	14,098,398

(1)	Represents the difference between the fair market value of the shares of common stock for which options were exercised in 2000 and the exercise price of the options.

(2)	Represents the difference between the fair market value of the option shares (based on $36.9375 per share, the closing price of the common stock on the New York Stock Exchange on December 31, 2000) and the exercise price of the options.

Retirement Plans

      The maximum annual retirement benefit permitted by law for a qualified defined benefit pension plan for 2001 is $140,000. The limit is adjusted periodically for inflation. The following table sets forth approximate annual retirement benefits for retirement at age 65 which would be payable under the Corporation’s defined benefit pension plan if not limited by law. The table is included in accordance with the rules of the Securities and Exchange Commission.

	Years of Service
Average Annual
Compensation	15	20	25	30	35

$1,500,000	$402,209	$536,279	$670,349	$804,418	$901,918
1,700,000	456,209	608,279	760,349	912,418	1,022,918
2,000,000	537,209	716,279	895,349	1,074,418	1,204,418
2,200,000	591,209	788,279	985,349	1,182,418	1,325,418
2,500,000	672,209	896,279	1,120,349	1,344,418	1,506,918
2,700,000	726,209	968,279	1,210,349	1,452,418	1,627,918

The current maximum annual retirement benefit permitted by law is $140,000.

      Credited years of service and current compensation covered by the pension plan for the persons named in the Summary Compensation Table are as follows: Mr. Lerner, 17 years and $2,500,000; Mr. Cawley, 27 years and $2,500,000; Mr. Cochran, 26 years and $1,800,000; Mr. Hammonds, 21 years and $1,800,000; and Mr. Kaufman, 28 years and $1,600,000. Past service to MNC Financial, Inc., the former parent company of the Bank, is included in credited years of service.

      Annual benefits at normal retirement are 1.3% of average annual compensation times years of credited service up to 40 plus .5% of average annual compensation in excess of covered compensation times years of credited service up to 30. Average annual compensation is determined by averaging the 60 consecutive months of compensation out of the last 120 months which yield the highest average. Compensation includes salary, but not bonuses, and may not exceed $170,000 in 2001 for this purpose. Covered compensation is the 30-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the pension plan are not subject to deductions for Social Security and other offset amounts.

      The executive officers named in the Summary Compensation Table (except for Mr. Lerner who does not participate in the Plan at his request) participate in a supplemental retirement plan which provides a retirement benefit equal to 80% of the participant’s highest average salary for any 12 month period during the 72 months preceding retirement. Benefits are reduced by pension and Social Security benefits. The Plan also provides for salary continuation in the event of the death or disability of the participant. Participants named in the Summary Compensation Table must remain employed until age 60 to receive a retirement benefit. Annual retirement benefits at age 65 under the Plan based on 2001 salaries, net of pension and Social Security benefits, would be approximately: Mr. Cawley, $1,867,672; Mr. Cochran, $1,292,000; Mr. Hammonds, $1,311,327; and Mr. Kaufman, $1,129,689. The Corporation has obtained insurance on the lives of participants (other than Mr. Lerner, who does not participate in the Plan at his request) and expects over time to recover from the proceeds of the insurance the cost of benefits paid under the Plan and premiums for the insurance.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following report is submitted by the Corporation’s Compensation Committee and Stock Option Committee. Each member of the Compensation Committee and the Stock Option Committee is a non-employee director. The Compensation Committee is comprised of Messrs. Berick, Civiletti, and Jews and Drs. Markowitz and Rosenthal. The Stock Option Committee is comprised of Mr. Jews and Drs. Markowitz and Rosenthal. Mr. Jews joined the Committees in August 2000.

      The Corporation’s compensation program provides annual cash compensation to executive officers that recognizes short term company performance, and long term compensation that encourages executive officers to focus on the future as well as the present and to remain with the Corporation. The program is designed to reward current performance in proper context with the long term health of the Corporation. Annual cash compensation consists primarily of salary and bonus. Long term programs include stock options, restricted shares and retirement programs.

Annual Compensation

      The Compensation Committee determines annual salaries and bonuses for senior executive officers. Salaries are based primarily on experience, responsibilities and corporate and individual performance. Bonuses for the most senior executive officers are based on corporate performance.

      The Compensation Committee measures corporate performance primarily by achievement of the objectives set forth in the Corporation’s financial plan, including goals for net income, managed loans, new accounts, managed credit losses, customer retention and operating efficiency. The Corporation exceeded the net income goal and substantially achieved all other 2000 performance objectives. The Compensation Committee also considers, but gives less weight to, the competitive and economic environment in which these results are achieved and other factors, such as superior customer quality, results of regulatory examinations and the total return on the Corporation’s common stock compared to the S&P 500 and S&P Financial Indices.

      A portion of the 2000 bonuses paid to the Corporation’s senior executive officers named in the Summary Compensation Table was paid pursuant to the Corporation’s Senior Executive Performance Plan, which provided for payment of 2000 bonuses in an amount equal to 200% of 1997 base salary if the Corporation achieved the 2000 net income objective established by the Compensation Committee. The Compensation Committee retained authority to reduce or eliminate the bonuses notwithstanding attainment of the net income objective. The Corporation’s 2000 net income, as certified by the Compensation Committee, exceeded the net income objective for that year. The Compensation Committee also approved special cash bonuses in the amount of $1 million each to the named senior executives as part of a special incentive award based on the Corporation’s outstanding performance during 2000 and the ten year period since its initial public offering in 1991. This special incentive award included this cash bonus and a restricted stock award, and is more fully described under “Long Term Compensation” below.

      If the new Senior Executive Performance Plan is approved by the stockholders, bonuses for 2001 will be set at 200% of 2001 base salary if the net income objective established by the Committee for 2001 is attained, subject to the Compensation Committee’s authority to reduce or eliminate bonuses. See “Proposal to Approve a New Senior Executive Performance Plan.”

      The Compensation Committee also reviewed and considered salaries, bonuses and certain long term compensation paid in 1999 to chief executive officers of other publicly held companies that issue credit cards (the most recent data available). Several of these companies, along with others, are included in the S&P Financial Index comparison in the Stock Performance Graph. When the cash compensation paid to chief executive officers of these companies is adjusted (based on limited available data) for significant differences in business lines, size, earnings, corporate performance, compensation practices, and other factors, the Compensation Committee believes that the compensation paid to the Corporation’s Chief Executive Officer is appropriate. The Compensation Committee also considered other benefits received by the senior executive officers. Mr. Lerner generally did not participate in these benefits.

      Based on the above factors, the Compensation Committee approved 2001 salaries in amounts it judged to be appropriate and payment of 2000 bonuses in the full amount authorized for 2000 under the Senior Executive Performance Plan and the additional bonuses described above. The Compensation Committee increased the annual salaries of Messrs. Lerner and Cawley from $2,000,000 to $2,500,000, of Messrs. Cochran and Hammonds from $1,500,000 to $1,800,000 and of Mr. Kaufman from $1,500,000 to $1,600,000. The salary increases reflect the additional responsibilities of the executives as a result of the Corporation having become larger and its business more complex. Messrs. Lerner and Cawley did not receive salary increases in 2000.

      Salaries for 2000 for senior executive officers were approved by the Compensation Committee based on review of the Corporation’s performance for 1999 applying the same criteria. Salaries and bonuses for 2000 and salaries for 2001 for all other officers were determined by the senior executive officers based on the same factors used by the Compensation Committee.

Long Term Compensation

      The Stock Option Committee grants stock options and restricted shares to executive and other officers and key employees under the Corporation’s 1997 Long Term Incentive Plan.

      As more fully described in last year’s Proxy Statement, in November 1999, the Stock Option Committee approved special restricted share awards to the most senior executive officers, including those named in the Summary Compensation Table, effective in November 1999 and January 2000, as additional compensation based on the Corporation’s results achieved since its initial public offering. The Summary Compensation Table for 1999 includes the special restricted share awards granted effective November 1999, as well as additional restricted shares granted in 1999 as part of an annual incentive award. The Summary Compensation Table for 2000 includes only the special restricted share awards granted effective January 2000. Restricted shares are forfeited if the holder’s employment terminates other than as a result of retirement, death or disability. The restrictions lapse upon a change in control or as otherwise determined by the Stock Option Committee.

      During 2000, the Compensation Committee approved special cash bonuses described in “Annual Compensation” above and the Stock Option Committee approved special restricted share awards, effective in January 2001, to the Corporation’s seven most senior executive officers, including those named in the Summary Compensation Table. The special cash and share awards were for the contribution of these officers to the Corporation’s consistent growth over the ten year period since the Corporation’s initial public offering in 1991 through 2000. During this period, the market capitalization of the Corporation increased from $1.2 billion to approximately $31 billion and the value of a share of common stock purchased for $1.42 (adjusted for stock splits) increased to over $36 per share at November 17, 2000 (the date that the Committees approved the special awards). Also, the Corporation had 40 consecutive quarters of earnings per share growth averaging 25%, a record no other financial institution and only a few U.S. publicly-held corporations have achieved. The senior executives who received the special awards were those most responsible for the Corporation’s performance over this period of time. As with other restricted share grants, these shares may not be sold or transferred during the restricted period and the restrictions will lapse upon the executive’s retirement, death, disability or a change in control of the Corporation or as otherwise determined by the Stock Option Committee. Following the 1999 special restricted share award described above, the Stock Option Committee did not anticipate granting any additional restricted shares to the senior executives receiving the shares until 2002. Although this special ten year anniversary incentive could have been paid entirely in cash, management proposed, and the Stock Option Committee approved, that the incentive be paid primarily in restricted shares because of the advantages that payment in restricted shares provides to the Corporation and its stockholders. The advantages include: (i) the long term and continuing incentive provided to the recipient by linking compensation to stockholder returns; (ii) the incentive to remain with the Corporation because of the forfeiture restrictions; and (iii) the potential for deductibility for federal income tax purposes if the shares vest upon the recipient’s retirement, death or disability. The Summary Compensation Table for 2000 includes the special restricted share awards granted in 1999 effective in January 2000. It does not include the special restricted share awards granted effective in January 2001. The value of the special restricted share awards granted effective in January 2001, based on the market price on the grant date, to each of the senior executives named in the Summary Compensation Table was: Mr. Lerner, $11,062,500; Mr. Cawley, $11,062,500; Mr. Cochran, $5,531,250; Mr. Hammonds, $5,531,250; and Mr. Kaufman, $5,531,250.

      During 2000, the Stock Option Committee approved a waiver of the restrictions on certain restricted shares granted in 1992 through 1995 to Messrs. Cawley (457,853 shares), Cochran (56,130 shares) and Hammonds (36,446 shares).

      The Stock Option Committee granted stock options during 2000 under the Corporation’s 1997 Long Term Incentive Plan for a total of 8,076,500 shares to approximately 170 officers, including the Corporation’s most senior executive officers. The stock options granted in 2000 to Messrs. Lerner and Cawley were exercisable immediately. All other stock options granted in 2000 are generally exercisable in installments over a five-year period. The options were granted based on the recipient’s position and responsibilities with the Corporation. The Stock Option Committee grants all options with an exercise price equal to the fair market value of the common stock on the grant date. Under the 1997 Long Term Incentive Plan, stock options and restricted shares may not be granted in excess of 10% of fully diluted shares outstanding (outstanding shares plus options). At December 31, 2000, stock options and restricted shares outstanding represented 8.4% of fully diluted shares outstanding.

      Senior executive officers participate in the Corporation’s Supplemental Executive Retirement Plan and split dollar life insurance program. These programs provide retirement benefits for those participants who remain with the Corporation until retirement (generally at age 60) and provide for loss of benefits if a participant engages in competition with the Corporation following termination of employment. Senior executive officers also participate in the Corporation’s pension plan, deferred compensation plan, and its 401(k) plan and other broad-based benefit plans. At his request, Mr. Lerner does not participate in any of these retirement or other benefit plans except for the Corporation’s pension plan.

Deductibility of Executive Compensation

      The Compensation Committee considers the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000 paid in a given year to an executive officer named in the Summary Compensation Table for that year. The Compensation Committee expects that substantially all of the bonuses paid for 2000 pursuant to the existing Senior Executive Performance Plan should be fully deductible. The additional $1,000,000 cash bonuses paid to each of the senior executive officers named in the Summary Compensation Table will not be deductible. If the new Senior Executive Performance Plan is approved, bonuses paid under that plan for 2001 should be fully deductible. In addition, the Compensation Committee expects that tax deductions related to exercise of stock options granted by the Stock Option Committee pursuant to the 1997 Long Term Incentive Plan will not be subject to limits on deductions. The Corporation incurs compensation expense for federal income tax purposes for restricted stock grants when the restricted shares vest.

James H. Berick, Esq. Benjamin R. Civiletti, Esq. William L. Jews Stuart L. Markowitz, M.D. Michael Rosenthal, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee during 2000 are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Corporation or served during 2000 as an executive officer of another entity of which any executive officer of the Corporation was a director or member of the compensation committee.

      Mr. Berick is a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman. Mr. Civiletti is chairman of Venable, Baetjer and Howard, LLP. These law firms are among those that provide legal services to the Corporation.

CERTAIN RELATIONSHIPS

      The Corporation’s directors, executive officers, certain members of their immediate families and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation on the same terms prevailing at the time for those issued to other persons.

      In 1999 the Board of Directors approved a ten-year marketing agreement with the Cleveland Browns football team, of which Mr. Lerner is Chairman and owner. The Corporation will pay the Cleveland Browns approximately $3,000,000 per year for marketing rights. The Corporation believes that the terms of its agreement with the Browns are fair to the Corporation. The Corporation also has a five-year lease for one club suite in the Cleveland Browns stadium for approximately $80,000 per year, a ten-year lease for two suites for approximately $125,000 each per year, and a ten-year contract for club seats for approximately $47,000 per year and purchased other season tickets in 2000 for approximately $33,000.

      Emeron LLC, an internet business solutions company, provides internet business services to the Corporation. David Shepherd, the husband of Michelle Shepherd, an executive officer of the Corporation, is the Chief Financial Officer and controlling shareholder of the company. In 2000, the Corporation paid the company approximately $300,000 for these services.

STOCK PERFORMANCE GRAPH

      The following chart compares the total return on the Corporation’s common stock from December 31, 1995 through December 31, 2000 to the total return for the same period of the S&P 500 and S&P Financial Indices. The graph assumes that the value of the investment in the Corporation’s common stock and each index was $100 at December 31, 1995 and that all dividends were reinvested. While total return comparisons may be useful to investors in gauging the performance of the Corporation’s common stock, in the opinion of the Corporation’s management and Board of Directors, the total return on the Corporation’s common stock may not necessarily relate directly to the performance of the Corporation’s management and should be used only as one of several important measures including, for example, net income, managed loans, new accounts, managed credit losses, customer retention, and operating efficiency.

      At year-end 2000, the total return on the Corporation’s common stock from December 31, 1995 was 441%, compared to the total return on the S&P Financial Index of 304% and the S&P 500 Index of 190%. The average annual total return on the Corporation’s common stock for this period was 42%. The measurement points used in the graph and set forth below are based on an initial investment of $100.

December 31,	MBNA	S&P Financials	S&P 500

1996	173	135	123

1997	258	268	200

1998	356	300	222

1999	395	340	256

2000	541	404	290

PROPOSAL TO APPROVE A NEW

SENIOR EXECUTIVE PERFORMANCE PLAN

      The Corporation’s new Senior Executive Performance Plan (the “Plan”) has been approved by the Compensation Committee and the Board of Directors and is being submitted to the stockholders for approval.

      The Internal Revenue Code of 1986 denies to a publicly held corporation a deduction in determining its taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or certain other officers whose compensation must be reported in its proxy statement. Covered compensation for this purpose does not include amounts payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by the Corporation’s stockholders.

      The new Plan authorizes the payment of annual bonuses to the Corporation’s senior executive officers whose compensation would otherwise be subject to a limitation on deductibility, based on attainment of net income objectives established or to be established by the Compensation Committee. The Compensation Committee intends that bonuses paid by the Corporation pursuant to the Plan would be fully deductible for federal income tax purposes if the Plan is approved by the Corporation’s stockholders.

      The Compensation Committee has established a specific net income objective for 2001 bonuses and will do so for each subsequent year’s bonuses while the Plan is in effect no later than 90 days after the commencement of that year. The Compensation Committee will certify attainment of the objective before payment of any bonuses for that year pursuant to the Plan. Net income for purposes of the Plan means consolidated net income of the Corporation before extraordinary items and the cumulative net effect of accounting changes occurring or implemented following adoption by the Compensation Committee of the net income objective. The Plan requires the Compensation Committee to make appropriate adjustments in the net income objectives for changes in federal or applicable state income taxes.

      If the net income objective is attained for a year, each senior executive covered by the Plan will be eligible to receive a bonus for that year in an amount equal to 200% of the senior executive’s 2001 base salary, subject to the Compensation Committee’s authority to reduce or eliminate bonuses. If the net income objective is not met for any year, no bonus may be paid under the Plan. The Compensation Committee may decrease the amount of any bonus or approve no bonus payable under the Plan in any year notwithstanding attainment of the net income objective for that year. Bonuses may be paid in cash or restricted shares of Corporation common stock, or both, as determined by the Compensation Committee. Payments in restricted common stock would be made pursuant to the 1997 Long Term Incentive Plan.

      If the net income objective is attained for 2001, if the persons named in the Summary Compensation Table are the persons covered by the Plan and if the Compensation Committee does not eliminate or reduce bonuses for 2001, the bonuses payable under the Plan for 2001 would be as follows:

Maximum
2001
Bonus

Alfred Lerner	$5,000,000

Charles M. Cawley	5,000,000

John R. Cochran III	3,600,000

Bruce L. Hammonds	3,600,000

M. Scot Kaufman	3,200,000

Total	$20,400,000

      If the Plan is approved by the stockholders, annual bonuses will be paid to senior executives covered by the Plan under the Plan rather than under the Corporation’s Senior Executive Performance Plan approved by the stockholders in 1997 (the “1997 Plan”). The 1997 Plan would provide for a 2001 bonus up to a maximum of 200% of the senior executive’s 1997 base salary. The maximum bonuses under the 1997 Plan would be $3,000,000 for each of Messrs. Lerner and Cawley, $2,000,000 for each of Messrs. Cochran and Hammonds, and $1,700,000 for Mr. Kaufman. The 1997 Plan is otherwise identical to the proposed Plan.

      The Compensation Committee may award additional bonuses to senior executives outside of the Plan. The Corporation expects to pay annual bonuses to its other executives in accordance with its existing practice, and to continue to provide long term and other compensation to its executives, including those covered by the Plan.

      The Plan will apply to 2001 bonuses and will continue in effect until terminated by the Compensation Committee. The Compensation Committee may amend the Plan at any time, without stockholder approval, unless the amendment without stockholder approval would limit the deductibility for federal income tax purposes of bonuses paid pursuant to the Plan. The Compensation Committee may terminate the Plan at any time.

      The affirmative vote of a majority of the votes cast at the meeting is required to approve the new Senior Executive Performance Plan.

      The Board of Directors recommends a vote FOR approval of the new Senior Executive Performance Plan.

STOCKHOLDER PROPOSAL

      The Corporation has received notice from two proponents that the following stockholder proposal will be presented at the Annual Meeting. The proponents’ names, addresses and beneficial ownership of the Corporation’s common stock will be provided to any stockholder promptly upon receiving an oral or written request. The Board of Directors disclaims any responsibility for the content of the proposal and supporting statement set forth below, which is presented as received from the proponent.

“GLASS CEILING REVIEW

      The term “glass ceiling” was first introduced in a 1985 Wall Street Journal article to describe an artificial barrier to the advancement of women into corporate management positions. Senator Robert Dole introduced the Glass Ceiling Act, as part of Title II of the Civil Rights Act of 1991. President Bush signed the 1991 Civil Rights Act and established a bipartisan twenty-one member Glass Ceiling Commission. The Commission was charged with preparing recommendations on the glass ceiling issue for the President and corporate leaders.

      In 1991, Secretary of Labor Lynn Martin completed the Glass Ceiling Initiative Report. Senator Dole praised the report, stating this “confirm[s] what many of us have suspected all along— the existence of invisible, artificial barriers blocking women and minorities from advancing up the corporate ladder to management and executive level positions” and “for this Senator, the issue boils down to ensuring equal access and equal opportunity.”

      Secretary of Labor and Chairperson of the Glass Ceiling Commission Robert Reich states, “The glass ceiling is not only an egregious denial of social justice that effects [sic] two-thirds of the population, but a serious economic problem that takes a huge financial toll on American business.” And “...we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization.”

      The stated vision of the bipartisan Glass Ceiling Commission is “a national corporate leadership fully aware that shifting demographics and economic restructuring make diversity at management and decision making levels a prerequisite for the long-term success of the United States in domestic and global market places”. The report revealed that women make up 45.7 percent of the total workforce and earn over half of all Master degrees, yet 95 percent of senior-level managers are men. Women today earn about $.72 for every dollar earned by men.

      The Glass Ceiling Commission Report confirms inclusiveness in the workplace has a positive impact on the bottom line. A 1993 study of Standard and Poor 500 companies revealed, “firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly two and one half times better than otherwise comparable companies.”

      We believe that top management positions should more closely reflect the people in the workforce and marketplace if our company is going to remain competitive.

      RESOLVED that shareholders request: The Board of Directors prepare a report, at reasonable cost and excluding confidential information, and available to shareholders four months after the annual shareholder meeting, on our progress concerning the Glass Ceiling Commission’s business recommendations including a review of:

1.	Steps the company has taken to use the Glass Ceiling Commission Report and management’s recommendations flowing from it.

2.	Company-wide policies addressing leadership development, employee mentoring, workforce diversity initiatives and family friendly programs.

3.	An explanation of how executive compensation packages and performance evaluations include executive efforts in breaking the glass ceiling.

4.	The top one hundred or one percent of company wage earners broken down by gender and race.”

BOARD OF DIRECTORS’ RESPONSE

      The Board of Directors opposes the proposal to prepare and publish a report on glass ceiling initiatives.

      The Corporation shares a commitment to diversity in the composition of its workforce. It has a fundamental commitment to fairness, within the company and within the communities in which the company does business. The Corporation is committed to a diverse workforce both because it is the right thing to do and because it makes good business sense. The Corporation recognizes that diversity makes the Corporation a better, more competitive company and that a diverse workforce generates diverse thinking and new and different perspectives, which result in the innovative products and services the Corporation offers. The Corporation’s commitment and related initiatives are not driven by any reports or recommendations.

      The Corporation’s comprehensive workplace programs to assist working parents have been recognized repeatedly and its efforts have been well publicized. The Corporation also maintains or participates in numerous programs that provide educational opportunities, job training and mentoring for women and minorities. The Corporation has made continuing progress in its diversity initiatives and is committed to further enhancing and expanding these efforts. The Corporation provides additional information related to diversity and equal opportunity at its website, MBNA.com.

      The Corporation agrees with the proponents that diversity is an important corporate objective. The Board believes that there is ample information on the Corporation’s policies, programs and results already available to stockholders on its website. The Board believes that the Corporation is meeting the objectives of the proposal, and, therefore, there is no need for another report.

      The affirmative vote of a majority of the votes cast at the meeting is required to approve the proposal.

      The Board of Directors recommends a vote AGAINST this proposal.

INDEPENDENT AUDITORS

      The Corporation has retained Ernst & Young LLP as its independent auditors for 2001. Ernst & Young LLP has served as the independent auditors for the Corporation since 1991.

      Representatives of Ernst & Young LLP will attend the meeting and, while they do not intend to make a statement, they will respond to appropriate questions directed to them.

      The fees billed by Ernst & Young LLP for services rendered to the Corporation and its subsidiaries in 2000 were as follows:

Audit Fees

      For the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2000 and for reviews of interim financial information included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year, $1,059,000.

Financial Information Systems Design and Implementation Fees

      For financial information systems design and implementation for the fiscal year ended December 31, 2000, $0.

All Other Fees

      For services rendered to the Corporation, other than the services described under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above, for the fiscal year ended December 31, 2000, $2,586,000. Of this total, $1,651,000 represented fees related to SEC registration statements, securitization transactions, internal control and compliance procedures related to the securitization trusts, pension and statutory audits, internal audit assistance and accounting consultations. The remaining amount represented fees primarily related to tax services.

      The Audit Committee believes that the provision of the services described under “All Other Fees” above was compatible with maintaining Ernst & Young LLP’s independence from the Corporation.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      Stockholder proposals to be included in the Corporation’s proxy material for the 2002 Annual Meeting of Stockholders must be received at the Corporation’s principal executive offices not later than November 16, 2001.

      With respect to any other stockholder proposals, a Corporation Bylaw provides that no business, including a nomination for election as a director, may be brought before an annual meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Corporation’s Secretary not later than 90 days prior to the anniversary date of the previous year’s annual meeting. For the 2002 Annual Meeting of Stockholders, this deadline is January 30, 2002. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of the Bylaw may be obtained from the Secretary of the Corporation at the address set forth on the first page of this Proxy Statement.

OTHER BUSINESS

      As of the date of this Proxy Statement, the Corporation does not intend to bring any other matter before the meeting requiring action of the stockholders, nor does it have any information that any other matter will be brought before the meeting. However, if any other matter requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Corporation.

ANNUAL REPORT ON FORM 10-K

      The Corporation will provide without charge to each person solicited for a proxy, on the written request of any such person, a copy of the Corporation’s Annual Report on Form 10-K for its most recently completed fiscal year. Requests should be directed to John W. Scheflen, Secretary, at the address set forth on the first page of this Proxy Statement.

March 16, 2001

Appendix

MBNA Corporation

MBNA America Bank, N.A.
MBNA America (Delaware), N.A.
Audit Committee

Charter

Organization

      The Audit Committee is a committee of the Board of Directors of MBNA Corporation, MBNA America Bank, N.A and MBNA America (Delaware), N.A. and is authorized to perform its functions for and on behalf of these entities. The Committee shall have at least three members, one of whom shall act as chairman of the Committee. The members and the chairman of the Committee will be appointed each year by the Board. Members of the Committee shall meet the independence and other requirements of the New York Stock Exchange and banking regulations as applicable.

      The Committee shall meet at least quarterly. A majority of members is required for a quorum. The Committee shall maintain minutes of each meeting and provide them to all members of the Board, and shall report on matters considered at Committee meetings to the Board at the next quarterly Board meeting. The Committee shall meet separately with the internal auditors and the independent auditors as needed.

      The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.

Purpose

      The purpose of the Audit Committee is to provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board deems appropriate. The Committee’s role is limited to this oversight. The management of the company is responsible for the preparation and presentation of the company’s financial statements and the integrity and objectivity of such information. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for conducting proper audits and reviews of the company’s financial statements.

Responsibilities

      With respect to the internal auditors, the Committee shall:

•	review the internal audit plan each year, and any significant changes to the plan during the year

•	ensure that the Corporate Auditor has full access to the company’s books, records and personnel

•	review all reports from the Corporate Auditor

•	review progress of the internal audit group

•	discuss significant control or compliance issues

•	review reports on any significant internal fraud issues

•	review the performance and independence of the Corporate Auditor

•	review regulatory reports and management’s response to regulators’ recommendations.

A-1

      The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. With respect to the independent auditors, the Committee shall:

•	annually recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Committee and the Board

•	review and approve audit scope, fees, and terms of engagement each year

•	receive from the independent auditors on a periodic basis a formal written statement delineating all relationships between the auditors and the Corporation, discuss with the auditors any disclosed relationships or services that may impact the auditors’ objectivity and independence and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the auditors’ independence

•	evaluate the performance of the independent auditors and, if so determined by the Committee, recommend that the Board replace the independent auditors.

      The Committee shall review with management and the independent auditors the annual audited financial statements, including:

•	significant transactions which are not a normal part of the Corporation’s operations

•	significant changes during the year in the Corporation’s accounting principles or their application

•	significant adjustments proposed by the independent auditors

•	significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

      The Committee shall discuss with the independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall review with management and independent auditors instances where management has obtained second opinions from other auditors, and shall review management’s response to any independent auditors’ letter comments.

      The Committee shall approve the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

      The Committee will also review any transactions between the Corporation or any affiliate and any director or executive officer of the Corporation or any affiliate or any entity in which any such director or executive officer is a director, executive officer, partner or owner.

A-2

  PRINTED ON RECYCLED PAPER

MBNA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints James H. Berick, Charles M. Cawley and Benjamin R. Civiletti, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the common stock of MBNA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 30, 2001 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

The Board of Directors recommends a vote FOR proposal 1.

1. Election of Directors

[ ]	FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY

to vote for all nominees listed below

NOMINEES: Alfred Lerner, Charles M. Cawley, James H. Berick, Benjamin R. Civiletti, Bernadine P. Healy, William L. Jews, Randolph D. Lerner, Stuart L. Markowitz, Michael Rosenthal

INSTRUCTION:  To withhold authority to vote for any individual nominee, strike out that nominee’s name.

The Board of Directors recommends a vote FOR proposal 2.

2. Senior Executive Performance Plan

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(continued on reverse side)

(continued from front)

The Board of Directors recommends a vote AGAINST proposal 3.

3. Stockholder Proposal

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4. Transaction of whatever other business may properly be brought before the meeting.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.

      Please sign exactly as name appears below. When shares are held jointly, any co-owner may sign unless the Secretary of the Corporation has been given notice to the contrary and has been furnished with a copy of the order or instrument which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:_________________________, 2001

Signature:___________________________

Please mark, sign, date and return this proxy card promptly
in the enclosed envelope